Exhibit 10.24

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

AND JOINT ESCROW INSTRUCTIONS

This Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions (“Agreement”) is made and entered into as of March 9, 2021 (“Effective Date”), by and between Saleen Motors International, LLC, a Delaware limited liability company (“Seller”), and Mullen Technologies, Inc., a California corporation (“Buyer”).

Recitals

A.Seller is the owner of a fee simple interest in that certain real property located in the City of Robinsonville, County of Tunica, State of Mississippi, commonly known as 1 Greentech Drive, Robinsonville, MS 38664, designated as APN 3104-20000-0000202 and more particularly described on Exhibit A attached hereto and incorporated by this reference herein, together with all of Seller’s right, title and interest in and to all buildings and improvements, fixtures, all rights appurtenant, including, without limitation, any easements, rights-of-way, privileges, permits, licenses, entitlements, mineral rights, water rights, air rights, development rights and privileges and other tangible and intangible property, rights and privileges appurtenant or related thereto (collectively, the “Property”).
B.Among other improvements, the Property has been improved with an approximately 127,400 square foot EV car manufacturing facility and a small shed for storage (the “Buildings”).
C.On the terms and conditions contained herein, Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.Purchase and Sale. On the terms and conditions contained in this Agreement, Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller.
2.Opening of Escrow. Within one (1) business day following the Effective Date, Buyer and Seller shall open an escrow (the “Escrow”) for the purchase and sale of the Property with First American Title Insurance Company (“Escrow Holder”) by depositing a fully executed copy of this Agreement with Escrow Holder. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions (“Additional Instructions”), Seller and Buyer shall execute and deliver them to Escrow Holder promptly after any such request from Escrow Holder, provided that such Additional Instructions are not inconsistent with this Agreement. If there is any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail.

3.Purchase Price. Subject to the adjustments and prorations hereinafter provided, the purchase price for the Property (the “Purchase Price”) shall be Twelve Million and 00/100 Dollars ($12,000,000.00). The Purchase Price shall be payable by Buyer as follows:

3.1Deposit. Not later than three (3) business days after the opening of Escrow, Buyer shall deposit into the Escrow for disbursement in accordance with the terms and provisions set forth herein, cash or a certified or bank cashier’s check or wire-transferred funds in the amount of Two Hundred Forty Thousand and 00/100 Dollars ($240,000.00) (the “Deposit”). Escrow Holder shall place the Deposit into an FDIC-insured interest bearing account. Any cost of establishing or maintaining such account shall be Buyer’s responsibility. All interest accrued on the Deposit shall become part of the Deposit. Buyer shall be responsible for paying any income taxes applicable to interest earned on the Deposit unless Seller retains the Deposit, or any part thereof, pursuant to the terms of this Agreement. At the Close of Escrow, the Deposit shall be credited toward payment of the Purchase Price.

3.2Balance of Purchase Price. Prior to the Closing Date (defined below), Buyer shall deliver or cause to be delivered to Escrow Holder a certified or bank cashier’s check or wire-transferred funds in the amount of the balance of the Purchase Price, calculated by deducting from the Purchase Price the sum of (a) the Deposit, and (b) the amount, if any, by which credits to Buyer exceed debits to Buyer by reason of the prorations set forth in Section 10 of this Agreement.

3.3Independent Contract Consideration. Seller and Buyer agree that the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) of the Initial Deposit has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s right of review, inspection and termination, and is independent of any other consideration or payment provided for in this Agreement.

4.Feasibility Inspection Period. Buyer shall have a period following the Effective Date until April 21, 2021 (the “Feasibility Inspection Period”), to perform the following investigations (the “Feasibility Inspection”):

4.1Due Diligence; Physical Investigation. Buyer shall have the right, at Buyer’s expense, to physically inspect and perform tests and studies on the Property, including a Phase I Environmental Assessment, and if deemed necessary a Phase II Environmental Site Assessment, review and verify all information provided by Seller, and, if Buyer so desires, obtain (at Buyer’s sole cost and expense) and review such tests, inspections and reports of the Property, and to evaluate such other matters related to the Property, as Buyer shall deem necessary in order to determine, in Buyer’s sole and absolute discretion, whether the Property is suitable for Buyer’s intended use. Seller has provided and shall provide Buyer and its agents with access to the Property so that such inspections can be carried out and shall reasonably cooperate with Buyer in connection with its due diligence investigation of the Property.

4.2Property Documents. Seller shall make available to Buyer no later than the Effective Date copies of the documents and materials in Seller’s possession or control relating to the Property (the “Property Documents”), and as identified on Exhibit B attached hereto and made a part hereof, each of which is being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, other than that Seller is providing complete copies of the Property Documents. Seller shall make available to Buyer any other documents relating to the Property during the course of Buyer’s due diligence investigation promptly following Buyer’s request, and shall make available to Buyer all additional documents relating to the Property received by Seller following the Effective Date within two (2) business days of Seller’s receipt thereof, including, without limitation, any inquiries from governmental agencies or notices of pending or threatened condemnation or other proceedings.

4.3Buyer’s Right to Terminate. Notwithstanding anything herein to the contrary, Buyer shall have the right, by delivering written notice to Seller (“Termination Notice”) at any time before 5:00 p.m. California time on the last day of the Feasibility Inspection Period (or the next business day, if such date falls on a non-business day), to terminate this Agreement for any reason or for no reason whatsoever. If Buyer does not deliver a Termination Notice to Seller of its election not to proceed with the acquisition of the Property before 5:00 p.m. on the last day of the Feasibility Inspection Period, then Buyer shall be deemed to have elected to proceed with the acquisition of the Property. If however Buyer terminates this Agreement, Escrow Holder shall release and return the Deposit to Buyer with no further action required by Buyer or Seller (less the Independent Contract Consideration, which shall be delivered to Seller), and neither Buyer nor Seller shall have any further obligations to one another under this Agreement, except that (i) Buyer and Seller shall split the expenses of canceling Escrow equally, and (ii) and Buyer and Seller shall continue to be obligated under the provisions of this Agreement that expressly survive the termination of this Agreement.

4.4Utilities. No later than March 5, 2021 (or such other earliest date which the utility companies can turn on the respective services), Seller shall ensure that all power, water, sewer, waste disposal and other utility services have been reinstated and are turned on at the Property and/or serving the Buildings to accommodate all of Buyer’s due diligence requirements. From and after such date until the Closing or earlier termination of this Agreement, all utilities to the Property shall remain on, in good working order and condition, available for Buyer’s use and timely paid for directly to the provider, by Seller. From and after the Closing, any such utilities shall be transferred into Buyer’s name and Buyer shall be responsible for all costs and expenses incurred from and after the Closing.

4.5Service Contracts. As a part of the Property Documents, Seller shall provide Buyer with true, correct and complete copies of all service, maintenance, repair, management, supply and other contracts to which Seller is a party, including, without limitation, all maintenance and repair contracts (collectively, “Service Contracts”), if any, which would be binding on Buyer subsequent to the Closing. Except as provided to Buyer, neither Seller nor any agent of Seller has executed or shall execute any service, maintenance, repair, management, supply or other contracts (including, without limitation, any Service Contracts) which would be binding on Buyer subsequent to the Closing. At Buyer’s request prior the end of the Feasibility Inspection Period, Seller shall terminate all (or a portion as designated by Buyer) of the Service Contracts effective as of the Close of Escrow, at Seller’s cost provided that, as noted above, Seller shall facilitate the transfer of all utilities into Buyer’s name.

5.Title. Within ten (10) days following the opening of Escrow, First American Title Insurance Company (“Title Company”) shall deliver a current preliminary title report covering the Property, together with copies of the documents reflected as exceptions to title (collectively, the “Preliminary Report”). Buyer shall have a period of fifteen (15) days following receipt of the Preliminary Report (the “Title Review Period”) within which to deliver to Seller a written notice (“Buyer Objection Notice”) of any objection that Buyer has to the title exceptions reflected in the Preliminary Report. Buyer’s failure to deliver to Seller a Buyer Objection Notice before 5:00 p.m. California time on the last day of the Title Review Period (or the next business day, if such date falls on a non-business day) shall be deemed to constitute Buyer’s election not to object to any such title exceptions. Upon receipt of a Buyer Objection Notice, Seller shall have the right, but not the obligation, to deliver written notice to Buyer (“Seller Response Notice”) of Seller’s election to remove the objectionable item(s). If Seller does not deliver a Seller Response Notice within five (5) days of its receipt of a Buyer Objection Notice, Seller shall be deemed to have elected not to remove the objectionable item(s), and Buyer shall have a period of ten (10) days thereafter to elect to terminate this Agreement. Seller shall not voluntarily cause any new exceptions to title to be created following the Effective Date (a “New Exception”). If, after the Effective Date, a New Exception is created for any reason other than the actions of Buyer, Buyer shall have a period of ten (10) days following Buyer’s receipt of an amendment or supplement to the Preliminary Report identifying such New Exception (along with a copy of the New Exception) to deliver a Buyer Objection Notice, and Seller shall have the right, but not the obligation, within five (5) days following receipt of the Buyer Objection Notice, to deliver a Seller Response Notice. If Seller does not deliver a Seller Response Notice before the end of such five (5) day period, Seller shall be deemed to have elected not to remove the New Exception, and Buyer shall have a period of ten (10) days thereafter to elect to terminate this Agreement. If necessary, the closing of Escrow shall be extended for such period of time as is necessary to allow for the time periods set forth above and to allow Seller to complete removal of a New Exception. If Seller delivers a timely Seller Response Notice and thereafter fails to remove the objectionable item(s) within the allotted time period, or if Buyer has delivered a Buyer Objection Notice identifying a New Exception following the expiration of the Title Review Period and Seller has not delivered a timely Seller Response Notice, then Buyer shall have the right to terminate this Agreement within ten (10) business days following such failure to remove or election not to provide a Seller Response Notice, Escrow Holder shall release and return the Deposit to Buyer with no further action required by Buyer or Seller (less the Independent Contract Consideration, which shall be delivered to Seller), and neither Buyer nor Seller shall have any further obligations to one another under this Agreement, except that Buyer and Seller shall continue to be obligated under the provisions of this Agreement that expressly survive the termination of this Agreement. Exceptions to title set forth in the Preliminary Report or any amendments or supplements thereto to which Buyer has not objected (or for which Buyer has waived its objection following Seller’s election or deemed election not to remove such exception) shall be referred to as the “Permitted Exceptions.” Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove, at Seller’s sole cost and expense, any and all deeds of trust, mechanics’ liens, judgments, tax liens or any other liens affecting the Property or that secure an obligation to pay money (other than installments of real estate taxes not yet delinquent as of the Closing or liens created by or through Buyer) (collectively, the “Liens”), and in no event shall such Liens be Permitted Exceptions. All Liens shall automatically be deemed disapproved, without the requirement that Buyer deliver a Buyer Objection Notice as to any such Liens.

6.Close of Escrow. The close of the Escrow (“Close of Escrow” or “Closing”) shall occur on the date (the “Closing Date”) which is one (1) business day after the expiration of the Feasibility Inspection Period, or at such other time mutually agreed upon by the parties. At the Close of Escrow, Seller shall convey title to the Property to Buyer by means of a special warranty deed in the form of Exhibit C attached hereto (the “Deed”) and shall cause Title Company to issue to Buyer an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price insuring Buyer that, as of the Closing Date, Buyer is vested with fee simple title to the Property subject only to real property taxes and assessments not yet due and payable and the Permitted Exceptions. Seller shall execute and deliver to Title Company such documents and other items as Title Company may reasonably require as a condition to the issuance of the Title Policy. The Title Policy shall be written as a standard ALTA Owner’s Policy unless Buyer elects to have the Title Policy issued as an ALTA Extended Coverage Owner’s Policy (“Extended Policy”), provided that Buyer shall be responsible for providing to Title Company prior to the Closing Date all items required by Title Company from buyers as a condition to issuing the Title Policy as an Extended Policy, and in no event shall Buyer’s election to have the Title Policy written as an Extended Policy delay the Closing.

7.Conditions Precedent to Close.

7.1Conditions Precedent to Buyer’s Obligation to Close. Buyer's obligation to consummate the transaction contemplated hereunder is subject to the following conditions:

7.1.1Title Company shall have issued or irrevocably committed to issue to Buyer the Title Policy, subject only to the Permitted Exceptions.

7.1.2All representations and warranties made in this Agreement by Seller are true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date.

7.1.3Buyer has not duly provided a Termination Notice.

7.1.4Seller shall have satisfied all of its obligations hereunder.

In the event that all of the above conditions are not satisfied or excused by reason of Buyer’s default on or prior to the Closing Date, then Buyer may (x) waive satisfaction of such condition or conditions in writing (delivered to Seller and Escrow Holder) on or prior to the Closing Date, and the closing of Escrow shall proceed, (y) if the reason for the failure of a condition is a default on the part of Seller, elect one of the remedies set forth in Section 8.2, or (z) terminate this Agreement in writing (delivered to Seller and Escrow Holder), in which event Buyer shall be entitled to the return of the Deposit, with no further action required by Buyer or Seller, and neither Buyer nor Seller shall have any further obligations to one another under this Agreement, except that Buyer and Seller shall continue to be obligated under the provisions of this Agreement that expressly survive the termination of this Agreement.

7.2Conditions Precedent to Seller’s Obligation to Close. Seller's obligation to consummate the transaction contemplated hereunder is subject to the following conditions:

7.2.1All representations and warranties made in this Agreement by Buyer are true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date.

7.2.2Buyer shall have satisfied all of its obligations hereunder.

In the event that one or more of the above conditions are not satisfied on or before the Closing Date, then Seller may (x) waive satisfaction of such condition or conditions in writing (delivered to Buyer and Escrow Holder) on or prior to the Closing Date, and the closing of Escrow shall proceed, or (y) if the reason for the failure of a condition is a default on the part of Buyer under this Agreement that results in the Closing not occurring as and when contemplated by the terms of this Agreement, terminate this Agreement in writing (delivered to Buyer and Escrow Holder), in which event Escrow Holder shall deliver to Seller the liquidated damages provided in Section 8.1, below, with no further action required by Buyer or Seller, and neither Buyer nor Seller shall have any further obligations to one another under this Agreement, except that Buyer and Seller shall continue to be obligated under the provisions of this Agreement that expressly survive the termination of this Agreement.

8.Remedies.

8.1LIQUIDATED DAMAGES. IN THE EVENT THAT BUYER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER’S DEFAULT, BUYER’S DISAPPROVAL OF ANY CONTINGENCY, THE FAILURE OF A CONDITION PRECEDENT IN FAVOR OF BUYER, OR BUYER’S EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO THE TERMS OF THIS AGREEMENT, AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN 10 DAYS AFTER RECEIVING WRITTEN NOTICE OF SUCH DEFAULT FROM SELLER, THEN, UPON DEMAND BY SELLER, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER FOR ALL PURPOSES. SELLER EXPRESSLY WAIVES ITS RIGHTS TO SEEK DAMAGES IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO BUYER’S DEFAULT HEREUNDER, INCLUDING ANY RIGHT SELLER MAY HAVE RELATING TO BUYER’S DEFAULT RESULTING IN THE FAILURE OF THE CLOSE OF ESCROW TO OCCUR AS PROVIDED UNDER THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 8, SELLER DOES HEREBY SPECIFICALLY WAIVE ANY RIGHT TO PURSUE ANY OTHER REMEDY AT LAW OR EQUITY FOR SUCH DEFAULT OF BUYER, INCLUDING,

WITHOUT LIMITATION, ANY RIGHT TO SEEK, CLAIM, OR OBTAIN RESCISSION, DAMAGES, PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES. IN ANY AND ALL ACTIONS BROUGHT PURSUANT TO OR TO ENFORCE BUYER’S OBLIGATIONS UNDER THIS AGREEMENT, IT SHALL BE CONCLUSIVELY PRESUMED THAT THE ABOVE-DESCRIBED LIQUIDATED DAMAGES SHALL BE THE SOLE REMEDY OF SELLER IN THE EVENT OF BUYER’S DEFAULT HEREUNDER AND IT SHALL NOT BE PROPER UNDER ANY CIRCUMSTANCES THAT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY BE SPECIFICALLY ENFORCED.

SELLER’S INITIALS: _____BUYER’S INITIALS: ______

8.2Buyer’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement after notice thereof and the lapse of one (1) business day for any reason except failure by Buyer to perform hereunder and such failure results in the Closing not occurring as and when contemplated by the terms of this Agreement, and provided that Buyer is otherwise ready and able to perform hereunder, then, Buyer shall elect, as its sole and exclusive remedy, to (i) terminate this Agreement by giving Seller and Escrow Holder timely written notice of such election prior to or at Closing, and recover the Deposit, whereupon the Deposit (minus the Independent Consideration) shall be immediately returned to Buyer, and Seller shall release, waive all claims against, indemnify and defend Buyer against and with respect to any actions taken by Buyer to preserve the Property, and thereafter both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) waive said failure or breach and proceed to Closing.

9.Deliveries to Escrow. At least two (2) business days prior to the close of the Escrow,

9.1Buyer shall deposit, or cause to be deposited, with Escrow Holder the balance of the Purchase Price as described in Section 3.2, above, the Deed, two originally executed counterparts of a general assignment and bill of sale in the form attached hereto as Exhibit D (the “General Assignment and Bill of Sale”), and such other reasonable and customary documents requested by Escrow Holder and/or Title Company; and

9.2Seller shall deposit, or cause to be deposited, with Escrow Holder the Deed, executed and acknowledged by Seller, two originally duly executed counterparts of the General Assignment and Bill of Sale, and such other reasonable and customary documents requested by Escrow Holder and/or Title Company including, without limitation, a FIRPTA certificate in Escrow Holder’s standard form.

10.Prorations and Closing Costs. Real estate taxes shall be prorated as of the Closing Date based on the current tax bill so that Seller bears all such taxes applicable to the period prior to the Closing and Buyer bears all such taxes applicable to the period on and after the Closing. If the amount of the ad valorem taxes for the current year are not available, the amount of ad valorem taxes for the prior year will be used. Seller shall be responsible for the payment of the premium attributable to the Title Policy to the extent applicable to the standard coverage portion, and Buyer shall be responsible for the payment of the premium attributable to the extended coverage portion of the Title Policy in the event the same is issued as an Extended Policy and any endorsements desired by Buyer (unless the endorsement is required in order for Seller to remove an exception to which Buyer has given timely objection and which Seller has agreed to remove, in which case, Seller shall bear the cost of such endorsement). Any costs incurred by Buyer to preserve the Property as of the Closing Date (including, but not limited to any repairs, mitigation measures and security costs) shall be Seller’s costs and submitted to Escrow Holder to be offset against the Purchase Price. Except as may be expressly set forth in this Agreement to the contrary, Seller shall pay all recording fees and documentary transfer taxes, Buyer and Seller shall each pay one-half of Escrow Holder’s fee, and all other closing costs shall be divided and borne in accordance with common escrow practices in Tunica County, Mississippi. Prior to the Closing Date, Escrow Holder shall prepare and deliver to Buyer and Seller for review and approval estimated closing statements setting forth the foregoing prorations and allocations of closing costs. Notwithstanding the foregoing or anything to the contrary herein, except to the extent such items are liens against the Property or otherwise obligations relating to Seller or the Property, which shall remain Seller’s obligations and to the extent recorded or filed and known at Closing, shall be paid through escrow as Seller costs, any abatements, concessions, incentives or reimbursements relating to the Property or its operations, received by Buyer, including but not limited to any such incentives from the State of Mississippi and Tunica County, shall be Buyer’s property and for the benefit of Buyer; to the extent any such incentives are received by Seller after the Effective Date, such incentives shall be paid over to or otherwise reimbursed to Buyer, as Buyer’s property.

11.Instructions on Closing. When all conditions precedent to the Close of Escrow have been satisfied or waived as provided herein, Escrow Holder shall (i) cause the Deed to be recorded in the office of the Chancery Clerk of Tunica County, and (ii) deliver (a) to Seller, funds in the amount of the Purchase Price, less or plus the net debit or credit to Seller by reason of the proration and allocation of closing costs, an appropriate escrow closing statement, and an originally executed General Assignment and Bill of Sale, and (b) to Buyer, a file-stamped of the Deed, as recorded in the Chancery Clerk’s office, the Title Policy, an originally executed General Assignment and Bill of Sale, the FIRPTA certificate, and an appropriate escrow closing statement.

12.Representations and Warranties.

12.1Seller’s Representations and Warranties. Except as may be otherwise set forth in the Property Documents, Seller hereby makes the following representations and warranties, as of the date of this Agreement and as of the Close of Escrow:

12.1.1Seller has the requisite right, legal capacity and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action on the part of Seller, which authorizations remain in full force and effect, have been duly executed and delivered by Seller, and no other proceedings on the part of Seller are required to authorize this Agreement and the transactions contemplated hereby.

12.1.2Performance of this Agreement by Seller shall not result in any breach of, or constitute any default under, any contract, agreement or instrument to which Seller is a party or render Seller insolvent.

12.1.3Seller is duly formed and validly existing in its state of formation and in good standing in the State of Delaware. Seller has the power, right and authority to enter into this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the power, right and authority to bind Seller.

12.1.4Seller has not received any written notice from any governmental authority, and Seller does not otherwise have knowledge, that the Property does not comply with any applicable law, ordinance, regulation or governmental order, or that any investigation has been commenced respecting any possible failure to comply with any applicable law, ordinance, regulation or governmental order.

12.1.5There is no claim, action, litigation, arbitration or other proceeding pending or to Seller’s knowledge, threatened, against the Property, Seller or the transactions contemplated hereby and there is currently no governmental investigation, threatened litigation or arbitration proceedings to which Seller is, or would be, a party which relates or would relate to the Property. There is no action, suit, investigation or proceeding (administrative or otherwise) or governmental investigation, formal or informal, including, but not limited to, eminent domain, condemnation, assessment district or zoning change or the environmental condition of the Property (or portion thereof), pending, or to Seller’s knowledge, threatened against or affecting Seller or the Property or any portion of it, the transactions contemplated hereby, or which might affect the right of Buyer to own, operate, or possess the Property or which might have a material effect on the Property, or which adversely affects Seller’s ability to perform hereunder, nor does Seller know of any fact which might give rise to any such action, suit, investigation or proceeding.

12.1.6To Seller’s knowledge, there are no presently pending or anticipated special assessments, except those shown on the Permitted Exceptions. To Seller’s knowledge, there are no existing, proposed or contemplated plans to widen, modify, or realign any street or highway which affects the contemplated size of, use of, or set-backs on the Property and the improvements.

12.1.7To Seller’s knowledge, (i) no Hazardous Materials are now or were formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Property, no Hazardous Material was removed or transported from the Property and no underground storage tanks exist on any part of the Property, (ii) the Property is free and has always been free from Hazardous Materials and is not and has never been in violation of any Environmental Laws, (iii) Seller, nor to Seller’s knowledge, any predecessor of Seller, has received no notice, warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on the Property are or have been in violation of any Environmental Law, or informing Seller that the Property is subject to investigation or inquiry regarding Hazardous Substances on the Property or the potential violation of any Environmental Law, (iv) there is no monitoring program required by the Environmental Protection Agency or any similar state agency concerning the Property, and (v) the Property has never been used as a dump or landfill. For purposes hereof, “Hazardous Materials” means (i) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (ii) asbestos or asbestos-containing materials, (iii) polychlorinated biphenyls (PCBs), (iv) radon gas, (v) underground storage tanks, (vi) any explosive or radioactive substances, (vii) lead or lead-based paint, or (viii) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws. “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (ii) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (iii) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

12.1.8Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986.

12.1.9Neither Seller (which includes its partners, members, principal stockholders, any other constituent entities or persons, overseers, trustees and senior executive officers) nor any direct or indirect constituents or affiliates of Seller that either directly or indirectly own 25% or more of Seller or directly or indirectly control Seller have been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or at any replacement website or other replacement official publication of such list. Seller is not in violation of compliance with the regulations of the Office of Foreign Asset Control of the Department of Treasury and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or any other governmental action relating thereto.  This representation will be true at all times from the time this is made and until all obligations under this Agreement are satisfied.  In connection with this representation, no later than ten (10) days prior to Closing, Seller shall provide to Buyer all information reasonably required by Buyer to confirm Seller’s compliance with this provision.  Seller represents that all OFAC information provided by Seller to Buyer in connection with this Agreement is true and complete. Buyer shall have the right to extend the Closing for up to ten (10) days as may be required for Buyer to confirm Seller’s compliance with the terms of this Paragraph.

12.1.10Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

12.1.11Neither Seller nor, to Seller’s knowledge, any third party, has entered into any leases, licenses, rental agreements or other occupancy or use agreements of any kind or nature affecting the Property, or any agreements providing for a license, or right of entry or occupancy in or to the Property (other than to Buyer) which are effective as of and/or following the Effective Date, and Seller shall not enter into any such contracts or agreements during the term of this Agreement.

12.1.12Except for Buyer under this Agreement, no parties have any rights or options to purchase the Property or any portion thereof.

12.1.13No approval or consent from any third party or any government authority is required in order to consummate the transactions contemplated under this Agreement.

12.1.14To the best knowledge of Seller, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of the Property are installed across public property or valid easements to the boundary lines, and are connected pursuant to valid permits, and Seller has received no notice that such facilities are inadequate to service the Property or are not in good operating condition.

12.1.15Seller is the sole owner of the Property and has good, valid and marketable title to the Property free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions except of record. Without limiting the foregoing, there are no federal, state or local tax liens encumbering Seller’s interest in the Property other than non-delinquent real estate taxes and assessments which may be shown on the Preliminary Report.

12.1.16To Seller’s knowledge, all licenses, approvals, permits and certificates from governmental and quasi-governmental agencies or private parties necessary for the use and operation of the Property for EV manufacturing use and operations were obtained when the Property was conducting such manufacturing, and the Property has been used in accordance with (i) all such approvals, licenses, permits and certificates, (ii) all governmental regulations, and (iii) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting the Property.

12.1.17Seller has not granted any other person the right to acquire all or any part of the Property, which has not been validly and duly released, and to Seller’s knowledge no person (except for Buyer) has any right to acquire any interest in all or any part of the Property. In connection therewith, there is no right of first offer or right of first refusal granted by Seller in favor of any person with respect to the purchase of all or any part of the Property, which has not been validly and duly released.

12.2Seller's Knowledge. All references in this Agreement to “Seller's knowledge” or words of similar import shall refer to the knowledge of Charles Xiaolin Wang, and shall not be construed to refer to the knowledge of any other person or entity.

12.3Limitations. No representation or warranty made by Seller in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow, but shall survive the Close of Escrow for a period of 1 year. The representations, warranties and limited survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents. Moreover, the provisions of this Section 12 with respect to Hazardous Materials and Environmental Laws are not intended as, nor shall the same be construed to be, a waiver or release by Buyer of any rights which Buyer may have after the Close of Escrow as to the Property or Seller under any Environmental Laws.

13.Seller Covenants. Seller hereby covenants to Buyer as follows:

13.1During the period between the Effective Date and the Close of Escrow or earlier termination of this Agreement, Seller shall not, without the prior written consent of Buyer (which consent may be given or withheld in Buyer’s sole and absolute discretion), enter into any contract with respect to the Property which will survive the Close of Escrow or will otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow.

13.2Seller shall leave and shall not permit the removal of or damage to any items of personal property located within the Buildings or on the Property as of the physical inventory inspection documented by Buyer on February 23, 2021, except that the thirteen (13) S1 racing cars and five (5) Saleen cars owned or manufactured by Steve Saleen (the “Saleen Cars”) and certain documents unrelated to the use, ownership and/or operation of the Property (the “Unrelated Documents”) may be removed by Seller, the owner of the Saleen Cars, or their respective agents or employees, prior to Closing so long as (i) such removal is coordinated through Buyer and (ii) to the extent any damage is caused by or in connection with their removal, Seller shall be responsible for the costs of repairs or replacements either as a direct cost or reimbursed through Escrow. If the Saleen Cars are not removed prior to the Closing, such items shall be deemed abandoned and Buyer may remove or dispose of the Saleen Cars at any time from and after the Closing in its discretion. Seller shall indemnify, defend and hold Buyer harmless with respect to any such actions taken by Buyer prior to and after Closing which are made in accordance with this Agreement.

13.3Except as otherwise provided herein, Seller shall deliver the Property at the Close of Escrow in substantially the same condition as it was on the Effective Date, reasonable wear and tear excepted. Except as otherwise provided herein relating to the Saleen Cars and Unrelated Documents, none of the Personal Property shall be removed from the land or the improvements. Notwithstanding anything to the contrary in this Agreement, prior to Close of Escrow, Seller shall not perform any alterations to the Property without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.

13.4Seller shall provide and maintain unfettered access to the Property for Buyer, its agents and employees during the pendency of this Agreement to perform any and all tests, due diligence and physical inspections deemed reasonably necessary by Buyer.

13.5Seller has paid, or will pay in full, prior to the Close of Escrow, all bills and invoices for labor, goods, material and services of any kind relating to the Property, utility charges, and employee salary and other accrued benefits relating to the period prior to the Close of Escrow.

13.6During the pendency of the Escrow and until the Escrow and this Agreement is terminated as provided herein, Seller shall not market the Property to any person other than Buyer. Without limiting the generality of the foregoing, during such period of time, Seller shall not offer the Property for sale, discuss the terms of any possible sale of the Property with any person, accept or discuss back-up offers or list the Property with any brokers. As used in the foregoing, a “sale” shall include any long term lease other than any lease of space in the ordinary course of managing the Property, and shall also include any joint venture or equity participating loan.

13.7If not already provided, Seller covenants that within one (1) business day of the Close of Escrow, Seller shall deliver to Buyer or its designee (1) all keys, locks, security access codes, garage door openers, and operating manuals relating to the improvements, in Seller’s possession or control, (2) all books, records and other documents and Personal Property in the possession or control of Seller relating to the Property, and (3) executed original copies of all contracts including copies of all files related to such contracts which relate to the use or operation of the Property.

13.8Between the Effective Date and the date of the Close of Escrow, Seller shall not cause or permit the placement of any lien, encumbrance or other matter which would constitute an encumbrance or title exception on all or any portion of the Property.

13.9Between the Effective Date and the date of the Close of Escrow, Seller shall promptly notify Buyer of any of the following that are to Seller’s knowledge or for which Seller receives written notice: 1. violations of any applicable building codes, environmental, zoning, subdivision, and land use laws, and other applicable local, state and federal laws and regulations relating to the use, operation and sale of the Property, 2.condemnation, environmental, zoning or other land-use regulation proceedings relating to the Property, and 3. any actual or threatened litigation against Seller or its principals arising out of Seller’s ownership or operation of the Property. Seller shall promptly deliver, or make available electronically to Buyer legible copies of any such notices received by Seller.

13.10The liability of Seller for a breach of any covenant shall not be merged into any instrument of conveyance delivered at the Close of Escrow and shall survive the Close of Escrow for a period of 1 year. The covenants and survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the covenants made in this Agreement shall not be diminished or deemed to be satisfied by any inspections, tests or investigations made by Buyer or its agents.

14.Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties, as of the date of this Agreement and as of the Close of Escrow:

14.1.1Buyer has the requisite right, legal capacity and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action on the part of Buyer, which authorizations remain in full force and effect, have been duly executed and delivered by Buyer, and no other proceedings on the part of Buyer are required to authorize this Agreement and the transactions contemplated hereby.

14.1.2Performance of this Agreement by Buyer shall not result in any breach of, or constitute any default under, any contract, agreement or instrument to which Buyer is a party or render Buyer insolvent.

14.1.3Neither Buyer (which includes its partners, members, principal stockholders, any other constituent entities or persons, overseers, trustees and senior executive officers) nor any direct or indirect constituents or affiliates of Buyer that either directly or indirectly own 25% or more of Buyer or directly or indirectly control Buyer have been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or at any replacement website or other replacement official publication of such list. Buyer is not in violation of compliance with the regulations of the Office of Foreign Asset Control of the Department of Treasury and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or any other governmental action relating thereto.  This representation will be true at all times from the time this is made and until all obligations under this Agreement are satisfied.  In connection with this representation, upon request, no later than ten (10) days prior to Closing, Buyer shall provide to Seller all information reasonably required by Seller to confirm Buyer’s compliance with this provision.  Buyer represents that all OFAC information provided by Buyer to Seller in connection with this Agreement is true and complete. Seller shall have the right to extend the Closing for up to ten (10) days as may be required for Seller to confirm Buyer’s compliance with the terms of this Paragraph.

14.2Limitations. The representations and warranties of Buyer to Seller contained in this Agreement (the “Buyer Representations”) shall survive the Closing for a period of twelve (12) months. No claim for a breach of any Buyer Representation, or the failure or default of a covenant or agreement of Buyer that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not fully disclosed to, or which Seller did not have actual knowledge of prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Seller to Buyer prior to the expiration of said twelve (12) month survival period. Notwithstanding anything to the contrary contained herein, if Seller is notified in writing by Buyer, or otherwise becomes actually aware, that any Buyer Representation made by Buyer is not true or correct on or before the Closing and Seller nevertheless sells the Property, Seller shall not be entitled to commence any action after Closing to recover damages from Buyer due to such Buyer Representation(s) failing to be true or correct

(and Seller shall not be entitled to rely on such Buyer Representation). The provisions of this Section 14.2 shall survive the Closing.

15.Right to Enter Property. Commencing on the Effective Date, and continuing thereafter until the Close of Escrow or earlier termination of this Agreement, Buyer and its agents and contractors shall have the right, at Buyer’s sole cost and expense, to: 1. enter onto the Property at all times and in a reasonable manner for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement, and 2. interview the neighbors and prior employees. As a condition to the Close of Escrow (solely for the benefit of Buyer), Buyer and its agents and contractors shall have the right to enter onto the Property to determine that the condition of the Property, with respect to the contingencies set forth in Section 7, above, has not materially and adversely changed from the date of the approval of said contingencies.

16.Operations and Risk of Loss. From and after the Effective Date through the earlier of Closing or the termination of this Agreement:

16.1Seller will perform its obligations under the Service Contracts, if any.

16.2Seller will not enter into any lease of all or any part of the Property, nor any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into at the direction of Buyer and/or that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

16.3Seller shall not alienate, lien, encumber, grant any easements, create any restrictions or otherwise change the current condition of title to the Property or transfer all or any portion of the Property or enter into any agreement to transfer all or any portion of the Property (other than to Buyer at the Closing).

16.4Seller shall comply with all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Property.

16.5Seller shall provide Buyer with copies of all written notices received by Seller after the Effective Date which assert any breach of Service Contracts upon receipt or any written notices received by Seller from any governmental agency or authority relating to any investigation of the Real Property or from any third party asserting a breach or violation of any covenants, conditions and restrictions or any other agreements affecting the Property.

17.Miscellaneous.

17.1“As Is” Transaction. Buyer acknowledges that the rights under Section 4 are being afforded to Buyer in order to enable Buyer to conduct its own inspections, reviews and investigations, and Buyer hereby represents and warrants that, as of the Closing Date, Buyer will have made such independent inspections, reviews and investigations as Buyer has deemed necessary or appropriate (or, in the alternative, Buyer has elected at its risk not to make such independent inspections, reviews and investigations) concerning the condition, ownership, use, development, and suitability for development of the Property. With the exception of the representations and warranties of Seller set forth in this Agreement (and subject to the limitations with respect to such representations and warranties), and Seller’s warranties of title in the Deed, the sale of the Property shall be strictly on an “as is, where is” basis. With the exception of the representations and warranties of Seller set forth in this Agreement (and subject to the limitations with respect to such representations and warranties), Seller has not made, does not hereby make, and shall not hereafter be required to make any warranties, representations or guaranties, express, implied or statutory, written or oral, concerning the Property or any portion thereof or any interest therein.

17.2Casualty. If prior to Closing the Property is damaged by fire, earthquake or other casualty, Buyer shall estimate the cost to repair and the time required to complete repairs and will provide Seller written notice of Buyer’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty. If the damage is Material Damage (defined below), Buyer may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of five (5) business days after the date Seller receives the Casualty Notice. Upon any such termination, the Deposit shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer does not so terminate this Agreement or if the damage to the Property is not Material Damage, Buyer’s obligation to pay the Purchase Price shall be credited by the estimated cost to complete the repairs. For the purposes of this Agreement, “Material Damage” means damage which, in the reasonable estimation of the licensed contractor as selected below, exceeds $100,000 to repair. Any such estimate of the repair costs shall be performed by a licensed contractor selected and approved by Buyer.

17.3Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, then Buyer may, at its option, by written notice to Seller given on the later of five (5) days prior to the Closing Date or within ten (10) days after Seller notifies Buyer of such proceedings, either: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award (and deliver to Buyer all amounts received by Seller), and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (i) above.

17.4Assignment. The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties. Buyer may assign all of its rights or interests under this Agreement to an entity (i) owned, controlled or managed by, or under common ownership, control or management with, Buyer, or (ii) that is a joint venture with any of the foregoing, and/or (iii) to nominate any entity in whom the title of the Property is to vest at the Close of Escrow.

17.5Notices. All notices and other communications pertaining hereto shall be in writing and delivered to the party to receive notice at the address for such party shown on the signature page hereof. Notices shall be deemed to have been given when delivered personally or via email transmittal or three days after being deposited in U.S. certified or registered mail, return receipt requested, postage prepaid, or upon delivery by a reputable overnight courier which keeps records of actual delivery as such delivery is reflected in the records maintained by the overnight courier, provided that any email transmittal given after 5:00 p.m. California time shall be deemed given on the next business day. A party may change its address for notice from time to time in writing pursuant to the provisions of this paragraph.

17.6Time. As used herein, the term “days” shall mean calendar days unless otherwise expressly stated; provided, however, that if a deadline or date for performance under this Agreement falls on a Saturday, Sunday or legal holiday, the deadline or the date for performance shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday, provided that if the Closing Date is scheduled to fall on the first day following a Saturday, Sunday or legal holiday, the Closing Date shall automatically be extended to the second day following a Saturday, Sunday or legal holiday. Time is of the essence of this Agreement with respect to every provision in which time is a factor. Buyer and Seller acknowledge that their agreement to make time of the essence forms an integral part of this Agreement, that they would not have entered into this Agreement but for such provision.

17.7Entire Agreement. This Agreement, including the recitals and the exhibits attached hereto represents a final expression and a complete and exclusive statement of the agreement of the parties hereto pertaining to the subject matter hereof, and fully supersedes all prior agreements, understandings and/or discussions between the parties hereto pertaining to the subject matter hereof. No change in, modification of or addition, amendment or supplement hereto shall be valid unless set forth in writing signed and dated by each of the parties hereto following the signing of this Agreement.

17.8Applicable Law, Construction. The existence, validity, construction and operational effect of this Agreement, and the respective rights and obligations of each of the parties hereto hereunder, shall be determined in accordance with the laws of the State of Mississippi, provided, however, any and all other provisions of this Agreement to the contrary notwithstanding, (a) in the event that any provision of this Agreement is found to be prohibited by law or is otherwise held invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement, (b) this Agreement shall be construed as if equally drafted by each of the parties hereto, (c) nothing herein shall be construed as creating either a partnership or an employment relationship between the parties hereto, and (d) neither the failure of any party hereto to insist at any time upon the strict performance of any provision of this Agreement or to act upon or exercise any right or remedy available or possibly available to such party, whether hereunder at law, in equity, or otherwise shall be interpreted as a waiver or a relinquishment of any provision, right or remedy unless specifically expressed in writing signed by such party and no payment hereunder or otherwise shall constitute any such writing.

17.9Further Assurances. Except as otherwise expressly provided hereunder, each of the parties hereto, without further consideration, does hereby covenant and agree (a) to execute such documents, and to take such further action, as may be reasonably necessary to further the purposes of this Agreement, and (b) to otherwise act in good faith and deal fairly hereunder. The foregoing sentence is not intended, nor should it be construed, as a limitation on, or a derogation of, a party’s right to act in its “sole and absolute discretion” whenever (and if)

such right is expressly granted herein. Buyer and Seller agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement. The provisions of this subsection shall survive the Close of Escrow.

17.10Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement binding on all of the parties hereto exactly as if all parties hereto had executed the same counterpart in spite of the fact that they did not execute the same counterpart. A facsimile or electronic PDF of a party’s signature or initials shall have the same force and effect as the original ink signed signature and initials of such party.

17.11Headings, Gender and Clarifications. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. The masculine, feminine and neuter gender, and the singular or plural number, shall be deemed to include the other. Whenever the context so indicates or requires, items identified in this Agreement as conditions shall also be covenants and agreements.

17.12Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

17.13Brokers. In connection with the transaction contemplated by this Agreement, Buyer and Seller each represent to the other that they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction. The party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys’ fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The obligations of Buyer and Seller under this Section 17.13 shall survive the Closing or earlier termination of this Agreement.

17.14No Third Party Benefit. This Agreement is intended to benefit only the parties to this Agreement, and no other person or entity has or shall acquire any rights under this Agreement.

17.15Relationship. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the Parties hereto partners or joint venturers, or to render either Party liable for any of the debts or obligations of the other, it being the intention of the Parties to merely create the relationship of Seller and Buyer with respect to the Property to be conveyed as contemplated hereby.

17.16Attorneys’ Fees and Costs. In the event of litigation, arbitration or other judicial or quasi-judicial process to enforce this Agreement or any of its terms, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.

[The remainder of this page is intentionally blank; signatures on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Seller:		Buyer:
Saleen Motors International, LLC,		Mullen Technologies, Inc.,
a Delaware limited liability company		a California corporation

By:	/s/ Charles X. Wang	By:	/s/ David Michery
Name:	Charles X. Wang	Name:	David Michery
Title:	President & CEO	Title:	Chairman & CEO

Address:		Address:

Saleen Motors International, LLC		Mullen Technologies, Inc.
c/o 11301 Kellie Jean Ct		1405 Pioneer Rd.
Great Falls, VA 22066		Brea, CA 92821
Attention: Charles X. Wang,		Attention: David Michery,
President & CEO		Chairman and CEO

With a copy to:

Manatt, Phelps & Phillips, LLP
2049 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Alison Weinberg-Fahey, Esq.
E-mail Address: aweinberg-fahey@manatt.com
Phone No. (310) 312-4167

ACCEPTANCE BY ESCROW HOLDER:

First American Title Insurance Company hereby acknowledges that it has received a fully executed copy of the foregoing Agreement of Purchase and Sale of Real Property and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:	Maria Martinez
Title:	Lead Commercial Escrow Officer

Address:
777 South Figueroa Street
Fourth Floor
Los Angeles, CA 90017
Direct: 213.271.1780
Email: mariamartinez@firstam.com
Attention: Maria Martinez

Exhibit A

Legal Description

Exhibit B

Property Documents

1.	Any real estate and personal property tax bills and assessment notices for the Property for the previous calendar year and year to date.
2.	All existing title documents related to the Property, including any legal description, title commitment or policy, attorney’s certificate of title, survey, plat maps and/or deed.
3.	All Service Contracts, including all contracts and agreements pertaining to the operation of the Property, including, without limitation, service contracts (including but not limited to landscaping, alarms(s) and fire monitoring), management agreements, leasing agreements, maintenance agreements and equipment leases.
4.	All site plan, subdivision, zoning, construction or other development permits, licenses, approvals, resolutions and authorizations issued by any government authority relating to the Property.
5.	Any existing certificates of occupancy, licenses, permits, authorizations, consents and other governmental approvals relating to the Property.
6.	All leases, and any guaranties thereof, and any other occupancy agreements, and all amendments and modifications thereof, affecting the Property.
7.	Any and all environmental and engineering reports or studies related to the Property, including soil tests.
8.	Any demand by the State of Mississippi or Tunica County regarding claw-backs of economic incentives.

Exhibit C

Special Warranty Deed

Prepared by Rod Clement (MS Bar 6294), Bradley Arant Boult Cummings LLP, 188 E. Capitol Street, Suite 1000, Jackson, MS 39201, telephone 601-592-9944

After recording return to: Manatt, Phelps & Phillips, LLP, Attn: Alison Weinberg-Fahey, Esq., 2049 Century Park East, Suite 1700, Los Angeles, CA 90067, telephone (310) 312-4167

Grantor: Saleen Motors International, LLC, c/o 11301 Kellie Jean Ct., Great Falls, VA 22066 Attention: Charles X. Wang, President & CEO, telephone (202) 676-6189

Grantee: Mullen Technologies, Inc., 1405 Pioneer St., Brea, CA 92821, Attn: David Michery, President & CEO, telephone (562) 565-9967

Indexing instructions:

SPECIAL WARRANTY DEED

For and in consideration of Ten Dollars ($10.00) cash in hand paid, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Saleen Motors International LLC, a Delaware limited liability company (“Grantor”),  hereby GRANTS, BARGAINS, SELLS CONVEYS AND WARRANTS SPECIALLY to Mullen Technologies, Inc., a California corporation (“Grantee”), all that certain land situated in the City of Robinsonville, County of Tunica, State of Mississippi, and more particularly described on Schedule 1 attached hereto, together with all of Grantor’s right, title and interest in and to all appurtenances thereon or in any way appertaining thereto and all of Grantor’s right, title and interest in and to all buildings, structures, fixtures and improvements located thereon (said land, real property, rights improvements and appurtenances being herein collectively referred to as the “Property”).

Grantor’s special warranty of title is subject to the matters listed on Schedule 2 attached hereto.  Grantor will forever warrant and defend the title of the Property unto Grantee and its assigns and successors against the claims of all persons claiming by, through or under Grantor.

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed on the date of its acknowledgment below, and effective as of April 22, 2021.

GRANTOR:

SALEEN MOTORS INTERNATIONAL, LLC,
a Delaware limited liability company

By:
Name:	Charles X. Wang
Title:	President & CEO

STATE OF ____________________

COUNTY OF  ___________________

Personally appeared before me, the undersigned authority in and for the said county and state, on this __ day of ____________, 2021, within my jurisdiction, the within named _____________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed in the above and foregoing instrument and acknowledged that he executed the same in his representative capacity, and that by his signature on the instrument, and as the act and deed of the entity upon behalf of which he acted, executed the above and foregoing instrument, after first having been duly authorized so to do.1

Notary Public

My commission expires:

____________________

(seal

1Prior to Closing the notary form may be updated based on where the deed is notarized. In all cases, the deed will be notarized on the Mississippi form or a form that meets Mississippi requirements.

Exhibit A to Special Warranty Deed

Legal Description

Exhibit B to Special Warranty Deed

Exceptions to Grantor’s Special Warranty

1. Ad valorem taxes for 2021, which taxes are not due or payable until 2022.

2.

Exhibit D

Bill of Sale and General Assignment

This Bill of Sale and General Assignment (“Bill of Sale and Assignment”) is made as of April 22, 2021 by and between Saleen Motors International, LLC, a Delaware limited liability company (“Assignor”), for the benefit of Mullen Technologies, Inc., a California corporation (“Assignee”).  All capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Purchase Agreement.

Pursuant to that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions, dated as of March 9, 2021 (the “Purchase Agreement”), Assignor agreed to sell to Assignee certain real property located in the City of Robinsonville, County of Tunica, State of Mississippi, commonly known as 1 GreenTech Drive, designated as APN 3104-20000-0000202, and more particularly described on Schedule 1 attached hereto and incorporated by this reference herein (the “Real Property”).  In addition to the Real Property, Assignor agreed to sell to Assignee all of the appurtenances and other rights associated with the Real Property (collectively, the “Property”).  Effective as of the date hereof, Assignor hereby conveys, grants, transfers, sets over, assigns, releases, delivers and confirms to Assignee all of Assignor’s right, title and interest in and to and under free and clear of all liens and encumbrances all tangible personal property owned by Seller and/or used in connection with the operation and/or ownership of the Property (the “Tangible Personal Property”); and all right, title and interest of Assignor in and to all intangible personal property now owned by Assignor and/or used in connection with the operation, ownership, maintenance, management or occupancy of the Property including, without limitation, any and all of the following: plans, drawings and specifications, if any, including as-built plans (subject to the rights of the architects and/or engineers preparing same and/or of other third parties); warranties, guarantees, indemnities and claims against third parties; permits, approvals and licenses; insurance proceeds and condemnation awards to the extent provided in the Purchase Agreement and records relating to the Property to be delivered to and/or made available by Assignor to Assignee; applications, governmental approvals, development rights and entitlements, surveys, maps, books and records, licenses, authorizations, and permits, if any, owned by Assignor and located on, and used in connection with the operation of the Property or the Property Agreements (“Intangible Personal Property” and collectively with the Tangible Property, the “Personal Property”).

Assignor hereby represents that it has legal title to the Personal Property and conveys such title free and clear of all liens and encumbrances in order to assign, transfer and convey such Personal Property to Assignee hereunder.

Effective as of the date hereof, Assignee accepts the foregoing assignment of Personal Property and shall be entitled to all rights and benefits accruing to Assignor thereunder and hereby assumes all obligations arising or accruing thereunder from and after the date hereof.

This Assignment shall be governed by and interpreted in accordance with the laws of the State of Mississippi.  The parties shall execute all further instruments and undertakings or further assurance as may be reasonably required in connection with this Assignment.  This Assignment shall be binding on the parties and their respective successors and assigns.

In witness whereof, the parties have executed this Bill of Sale and Assignment as of the date first written above.

Assignor:		Assignee:

Saleen Motors International, LLC,		Mullen Technologies, Inc.,
a Delaware limited liability company		a California corporation

By:		By:
Name:	Charles X. Wang	Name:	David Michery
Title:	President & CEO	Title:	Chairman & CEO

Schedule “1”

to

General Assignment and Bill of Sale

Legal Description of the Real Property

FIRST AMENDMENT

TO

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

AND JOINT ESCROW INSTRUCTIONS

AND TO

LEASE

This First Amendment to both the Purchase Agreement and Lease (each, as defined in the Recitals below) (this “First Amendment”) is made and entered into as of July 23, 2021, by and among SALEEN MOTORS INTERNATIONAL, LLC, a Delaware limited liability company (“Seller”), and MULLEN TECHNOLOGIES, INC., a California corporation (“Buyer”).  Buyer and Seller shall be collectively referred to as the “Parties” herein.

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions dated as of March 9, 2021 by and between Buyer and Seller (the “Purchase Agreement”), Buyer agreed to purchase from Seller and Seller agreed to sell to Buyer the Property (as defined in the Purchase Agreement) located in Tunica Resorts, MS.  Capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Purchase Agreement or the Lease, as applicable.

WHEREAS, pursuant to the terms of that certain Lease dated as of April 28, 2021 between Buyer (as “Tenant”) and Seller (as “Landlord”) (the “Lease”), Buyer currently occupies and leases the Property from Seller.

WHEREAS, the Expiration Date (as defined in the Lease) is currently set to expire July 31, 2021.

WHEREAS, Buyer and Seller have desire to amend and have agreed to set the Closing Date (under the Purchase Agreement) and extend the Expiration Date (under the Lease) for up to an additional six (6) calendar months in exchange for a One Million and 00/100 Dollar ($1,000,000.00) as an extension payment from Buyer to Seller (the “Extension Payment”).

WHEREAS, Buyer and Seller are entering into this First Amendment to (i) amend the Closing Date to a date no later than January 31, 2022; (ii) extend the Expiration Date for up to six (6) calendar months, to expire January 31, 2022, unless sooner terminated; and (iii) provide for the Extension Payment.

NOW, THEREFORE, in consideration of the foregoing, the Parties do hereby enter into this First Amendment and hereby agree as follows:

A.Extension Payment.  Section 3 of the Purchase Agreement is hereby amended to insert a new Section 3.4, as follows:

3.4Extension Payment.  Not later than July 23, 2021, Buyer shall deliver to Seller by wire transfer the amount of One Million and 00/100 Dollar ($1,000,000.00) (the “Extension Payment”).  The Extension Payment shall be non-refundable to Buyer, provided, however, that at the Close of Escrow, the Extension Payment shall be credited in full toward payment of the Purchase Price.  The Extension Payment shall be delivered to Seller in accordance with the following wire instructions:

B.Closing Extension.  The first sentence Section 6 of the Purchase Agreement is hereby amended and modified to delete the stricken language and insert the italicized language, as follows:

“6Close of Escrow.  The close of the Escrow (“Close of Escrow” or “Closing”) shall occur on ~~the date~~ January 31, 2022 (the “Closing Date”) ~~which is one (1) business day after the expiration of the Feasibility Inspection Period~~, or at such ~~other time mutually agreed upon by the parties~~ earlier date set by Buyer, with advance notice via email to Seller.”

C.Extension of Term of Lease.  Section 3 of the Lease is hereby amended to delete the existing language in its entirety and replace it with the following:

3.Term.The term of this Lease shall commence on May 1, 2021 (the “Commencement Date”) and expire on January 31, 2022 (the “Expiration Date”).  Notwithstanding the foregoing or anything to the contrary herein, the term of this Lease shall automatically terminate effective as of the earlier of (i) the Closing, or (ii) Tenant’s termination prior to the expiration of this Lease.

D.Rent.  Section 6 of the Lease is hereby amended to delete the existing language in its entirety and replace it with the following:

6.Rent.  Tenant pre-paid rent for the first three (3) months of the term (through and including July 31, 2021) in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which amount is not refundable if the Tenant terminates this Lease before the expiration of the term.  Thereafter, monthly rent shall be prepaid by the fifth (5th) day of each calendar month in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) per month (“Rent”).  If this Lease terminates prior to the Expiration Date, Tenant shall be entitled to a pro rata (based on the number of calendar days in such month) credit against the Purchase Price for Rent paid in advance under the Lease for time periods occurring after the Closing Date or the termination date.

E.Ratification.  The Parties hereby agree that, except as expressly modified by the terms of this First Amendment, the Purchase Agreement and the Lease shall each remain in full force and effect and its provisions (and each Party’s rights, obligations and agreements thereunder) are hereby reaffirmed, ratified and affirmed.

E.Additional Assurances.  Each Party shall execute such additional instruments as may be reasonably required to carry out the intent of this First Amendment.

F.Binding Effect.  This First Amendment shall bind the Parties and their heirs, successors and assigns.
G.Entire Agreement.  The Purchase Agreement and the Lease, each as amended by this First Amendment, constitute the entire agreement of the Parties, as a complete and final integration thereof.  All understandings and agreements heretofore had between and among the parties with respect to the subject matter of the Purchase Agreement and the Lease, each as amended by this First Amendment, are merged into Purchase Agreement and the Lease, which fully and completely expresses the Parties’ understandings.

H.Counterparts.  This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A facsimile or electronic PDF of a Party’s signature or initials shall have the same force and effect as the original ink signed signature of such Party.

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IN WITNESS WHEREOF, the parties have executed the foregoing effective as of the date first set above.

SELLER:

SALEEN MOTORS INTERNATIONAL, LLC,
a Delaware limited liability company

By:	/s/ Charles X. Wang
Name:	Charles X. Wang
Its:	President & CEO

BUYER:

MULLEN TECHNOLOGIES, INC.,
a California corporation

By:	/s/ David Michery
Name:	David Michery
Its:	Chairman & CEO

ESCROW HOLDER (with respect to acknowledging the modified terms to the Purchase Agreement, including application of the Extension Payment and Rent (being paid directly to Seller and not through escrow) against the Purchase Price:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Maria Martinez
Name:	Maria Martinez
Its:	Lead Commercial Escrow Officer